EXHIBIT 99.1

Index to Financial Statements

                                                                                                     Page Number
                                                                                                     -----------
Interstate Power and Light Company
----------------------------------
Report of Independent Public Accountants                                                                  2
Consolidated Statement of Income for the Year Ended December 31, 2001                                     3
Consolidated Balance Sheet as of December 31, 2001                                                        4
Consolidated Statement of Cash Flows for the Year Ended December 31, 2001                                 6
Consolidated Statement of Capitalization as of December 31, 2001                                          7
Consolidated Statement of Changes in Common Equity for the Year Ended December 31, 2001                   8
Notes to Consolidated Financial Statements                                                                9


Report Of Independent Public Accountants

To the Shareowners of Interstate Power and Light Company:

We have audited the accompanying balance sheet and statement of capitalization of Interstate Power Company (a Delaware corporation, merged with IES Utilities Inc. on January 1, 2002, which subsequently changed its name to Interstate Power and Light Company) as of December 31, 2001 and the related statement of income, cash flows, and changes in common equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interstate Power Company as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



/s/ ARTHUR ANDERSEN LLP
-----------------------

ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
January 25, 2002


                            INTERSTATE POWER COMPANY
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)


Operating revenues:
  Electric utility                                                                        $302,180
  Gas utility                                                                               60,745
                                                                                 ------------------
                                                                                           362,925
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Operating expenses:
  Electric production fuels                                                                 56,730
  Purchased power                                                                           58,272
  Cost of gas sold                                                                          42,341
  Other operation and maintenance                                                           91,170
  Depreciation and amortization                                                             37,998
  Taxes other than income taxes                                                             18,078
                                                                                 ------------------
                                                                                           304,589
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Operating income                                                                            58,336
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Interest expense and other:
  Interest expense                                                                          15,863
  Allowance for funds used during construction                                                (757)
  Miscellaneous, net                                                                          (607)
                                                                                 ------------------
                                                                                            14,499
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Income before income taxes                                                                  43,837
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Income taxes                                                                                16,675
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Net income                                                                                  27,162
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Preferred dividend requirements                                                              2,496
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Earnings available for common stock                                                        $24,666
                                                                                 ==================

---------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.


                                  INTERSTATE POWER COMPANY
                                 CONSOLIDATED BALANCE SHEET
                                      DECEMBER 31, 2001
                                       (in thousands)


ASSETS
---------------------------------------------------------------------------------------------------
Property, plant and equipment:
  Electric plant in service                                                               $975,668
  Gas plant in service                                                                      82,435
  Other plant in service                                                                    16,819
  Accumulated depreciation                                                                (556,183)
                                                                                 ------------------
     Net plant                                                                             518,739
  Construction work in progress                                                             23,978
  Other, net                                                                                   268
                                                                                 ------------------
                                                                                           542,985
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Current assets:
  Cash and temporary cash investments                                                        1,663
  Accounts receivable:
    Customer, less allowance for doubtful accounts of $276                                   3,717
    Associated companies                                                                     2,074
    Other                                                                                    5,194
  Production fuel, at average cost                                                          19,609
  Materials and supplies, at average cost                                                    4,898
  Gas stored underground, at average cost                                                    2,753
  Regulatory assets                                                                          4,644
  Prepayments and other                                                                      4,133
                                                                                 ------------------
                                                                                            48,685
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Investments                                                                                  6,794
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Other assets:
  Regulatory assets                                                                         37,996
  Deferred charges and other                                                                21,306
                                                                                 ------------------
                                                                                            59,302
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Total assets                                                                              $657,766
                                                                                 ==================

---------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.


                                     INTERSTATE POWER COMPANY
                              CONSOLIDATED BALANCE SHEET (Continued)
                                        DECEMBER 31, 2001
                                          (in thousands)


CAPITALIZATION AND LIABILITIES
---------------------------------------------------------------------------------------------------
Capitalization (See Consolidated Statement of Capitalization):
  Common stock                                                                             $34,221
  Additional paid-in capital                                                               108,628
  Retained earnings                                                                         89,018
  Accumulated other comprehensive loss                                                      (2,131)
                                                                                 ------------------
    Total common equity                                                                    229,736
  Cumulative preferred stock, not mandatorily redeemable                                    10,819
  Cumulative preferred stock, mandatorily redeemable                                        24,850
  Long-term debt                                                                           165,596
                                                                                 ------------------
                                                                                           431,001
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Current liabilities:
  Notes payable to associated companies                                                     39,986
  Accounts payable                                                                          15,134
  Accounts payable to associated companies                                                  12,637
  Accrued interest                                                                           2,536
  Accrued taxes                                                                             17,367
  Other                                                                                      6,995
                                                                                 ------------------
                                                                                            94,655
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Other long-term liabilities and deferred credits:
  Accumulated deferred income taxes                                                         77,189
  Accumulated deferred investment tax credits                                               11,793
  Environmental liabilities                                                                 13,856
  Pension and other benefit obligations                                                     16,296
  Other                                                                                     12,976
                                                                                 ------------------
                                                                                           132,110
                                                                                 ------------------

---------------------------------------------------------------------------------------------------

Total capitalization and liabilities                                                      $657,766
                                                                                 ==================

---------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.


                                 INTERSTATE POWER COMPANY
                           CONSOLIDATED STATEMENT OF CASH FLOWS
                           FOR THE YEAR ENDED DECEMBER 31, 2001
                                      (in thousands)

------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                                        $27,162
  Adjustments to reconcile net income to net cash flows
  from operating activities:
    Depreciation and amortization                                                                    37,998
    Amortization of deferred energy efficiency expenditures                                           7,795
    Deferred tax benefits and investment tax credits                                                 (3,801)
    Other                                                                                               808
  Other changes in assets and liabilities:
    Accounts receivable                                                                              43,386
    Accounts payable                                                                                 (9,385)
    Accrued taxes                                                                                     3,433
    Adjustment clause balances                                                                        1,696
    Benefit obligations and other                                                                     7,879
                                                                                           -----------------
       Net cash flows from operating activities                                                     116,971
                                                                                           -----------------

------------------------------------------------------------------------------------------------------------

Cash flows used for financing activities:
    Common stock dividends declared                                                                 (21,706)
    Preferred stock dividends                                                                        (2,496)
    Reductions in long-term debt                                                                     (5,000)
    Net change in short-term borrowings                                                             (28,232)
    Other                                                                                              (181)
                                                                                           -----------------
       Net cash flows used for financing activities                                                 (57,615)
                                                                                           -----------------

------------------------------------------------------------------------------------------------------------

Cash flows used for investing activities:
    Utility construction expenditures                                                               (56,021)
    Other                                                                                            (4,543)
                                                                                           -----------------
       Net cash flows used for investing activities                                                 (60,564)
                                                                                           -----------------

------------------------------------------------------------------------------------------------------------

Net decrease in cash and temporary cash investments                                                  (1,208)
                                                                                           -----------------

------------------------------------------------------------------------------------------------------------

Cash and temporary cash investments at beginning of period                                            2,871
                                                                                           -----------------

------------------------------------------------------------------------------------------------------------

Cash and temporary cash investments at end of period                                                 $1,663
                                                                                           =================

------------------------------------------------------------------------------------------------------------

Supplemental cash flows information:
    Cash paid during the period for:
       Interest                                                                                     $13,945
                                                                                           =================
       Income taxes                                                                                 $18,934
                                                                                           =================

------------------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.


                                     INTERSTATE POWER COMPANY
                             CONSOLIDATED STATEMENT OF CAPITALIZATION
                                       DECEMBER 31, 2001
                               (in thousands, except share amounts)

Common equity:
  Common stock - $3.50 par value - authorized 30,000,000 shares;
    9,777,432 shares outstanding                                                            $34,221
  Additional paid-in capital                                                                108,628
  Retained earnings                                                                          89,018
  Accumulated other comprehensive loss                                                       (2,131)
                                                                                 -------------------
                                                                                            229,736
                                                                                 -------------------

----------------------------------------------------------------------------------------------------

Cumulative preferred stock:
   Par/Stated       Authorized        Shares                        Mandatory
      Value           Shares        Outstanding       Series        Redemption
      -----           ------        -----------       ------        ----------
       $50               *            216,381      4.36% - 7.76%        No                   10,819
       $50               *            545,000          6.40%       $50 / share               27,250
                                                                                 -------------------
                                                                                             38,069
    Less:  unamortized expenses                                                              (2,400)
                                                                                 -------------------
                                                                                             35,669
                                                                                 -------------------
*    2,000,000 authorized shares in total

----------------------------------------------------------------------------------------------------

Long-term debt:
    First Mortgage Bonds:
      8% series, due 2007                                                                    25,000
      8-5/8% series, due 2021, partially retired in 2001                                     20,000
      7-5/8% series, due 2023                                                                94,000
                                                                                 -------------------
                                                                                            139,000
    Pollution Control Revenue Bonds:
      5.75%, due 2003                                                                         1,000
      6.25%, due 2009                                                                         1,000
      6.30%, due 2010                                                                         5,600
      6.35%, due 2012                                                                         5,650
      Variable/fixed rate series 1998 (4.30% through 2003), due 2005 to 2008                  4,950
      Variable/fixed rate series 1999 (4.05% through 2004), due 2010                          3,250
      Variable/fixed rate series 1999 (4.20% through 2004), due 2013                          7,700
                                                                                 -------------------
                                                                                             29,150
                                                                                 -------------------
                                                                                            168,150
                                                                                 -------------------
  Less:
    Unamortized debt discount, net                                                           (2,554)
                                                                                 -------------------
                                                                                            165,596
                                                                                 -------------------

----------------------------------------------------------------------------------------------------

Total capitalization                                                                       $431,001
                                                                                 ===================

----------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.


                                                    INTERSTATE POWER COMPANY
                                       CONSOLIDATED STATEMENT OF CHANGES IN COMMON EQUITY
                                              FOR THE YEAR ENDED DECEMBER 31, 2001
                                                         (in thousands)
                                                                                                      Accumulated
                                                                         Additional                      Other           Total
                                                            Common        Paid-In        Retained     Comprehensive     Common
                                                             Stock        Capital        Earnings         Loss          Equity
                                                          ------------  -------------  ------------- ---------------  ------------
Beginning balance                                             $34,221       $108,690        $86,058           $ -        $228,969

 Comprehensive income:
    Earnings available for common stock                                                      24,666                        24,666
    Other comprehensive loss:
       Minimum pension liability adjustment, net of tax
          of ($1,469)                                                                                        (2,131)       (2,131)
                                                                                                                      ------------
    Total comprehensive income                                                                                             22,535

 Common stock dividends                                                                     (21,706)                      (21,706)
 Common stock issued                                                             (62)                                         (62)
                                                          ------------  -------------  ------------- ---------------  ------------
Ending balance                                                $34,221       $108,628        $89,018         ($2,131)     $229,736
                                                          ============  =============  ============= ===============  ============

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.


                           INTERSTATE POWER COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) General - The consolidated financial statements include the accounts of Interstate Power Company (IPC) and its consolidated subsidiary. IPC is a primary subsidiary of Alliant Energy Corporation (Alliant Energy) and is engaged principally in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas in Iowa, Minnesota and Illinois. On January 1, 2002, IPC merged with and into IES Utilities Inc. (IESU) and IESU changed its name to Interstate Power and Light Company (IP&L). Given that the merger had not yet been consummated at the end of 2001, the financial statements and notes included hereto are those of IPC on a stand-alone basis and the historical information focuses primarily on IPC. The portions that are prospective in nature generally reflect a discussion of IP&L operations on a post-merger basis.

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States (U.S.), which give recognition to the rate making and accounting practices of the Federal Energy Regulatory Commission (FERC) and state commissions having regulatory jurisdiction. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Regulation - IPC is subject to regulation under the Public Utility Holding Company Act of 1935 (PUHCA), FERC, the Iowa Utilities Board (IUB), the Minnesota Public Utilities Commission (MPUC) and the Illinois Commerce Commission.

(c) Regulatory Assets - IPC is subject to the provisions of Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation," which provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are recognized in the Consolidated Statement of Income at the time they are reflected in rates. At December 31, 2001, regulatory assets were comprised of the following items (in millions):

Tax-related (Note 1(d))                              $19.6
Environmental liabilities (Note 10(d))                14.0
Energy efficiency program costs                        4.6
Other                                                  4.4
                                                     ------
                                                     $42.6
                                                     ======

If a portion of IPC's operations become no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under accounting principles generally accepted in the U.S. for continued accounting as regulatory assets during such recovery period. In addition, IPC would be required to determine any impairment of other assets and write-down such assets to their fair value.

(d) Income Taxes - IPC follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the consolidated financial statements. Deferred taxes are recorded using currently enacted tax rates.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property.

Consistent with Iowa rate making practices, deferred tax expense is not recorded for certain temporary differences (primarily related to utility property, plant and equipment). As the deferred taxes become payable (over periods exceeding 30 years for some generating plant differences) they are recovered through rates. Accordingly, IPC has recorded deferred tax liabilities and regulatory assets for certain temporary differences, as identified in Note 1(c).

Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and its subsidiaries (including
IPC), the subsidiaries calculate their respective federal income tax provisions and make payments to or receive payments from Alliant Energy as if they were separate taxable entities.

(e) Temporary Cash Investments - Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Consolidated Balance Sheet and the Consolidated Statement of Cash Flows. These investments consist of short-term liquid investments that have maturities of less than 90 days from the date of acquisition.

(f) Depreciation of Utility Property, Plant and Equipment - IPC uses the straight-line depreciation method as approved by its regulatory commissions. In 2001, the average rates of depreciation for electric and gas properties, consistent with current rate making practices, were 3.5% and 3.6%, respectively.

(g) Property, Plant and Equipment - Utility plant is recorded at original cost, which includes overhead, administrative costs and allowance for funds used during construction (AFUDC). In 2001, the aggregate gross AFUDC recovery rate, computed in accordance with the prescribed FERC formula, was 4.4%.

Other property, plant and equipment is recorded at original cost. Upon retirement or sale of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Miscellaneous, net" in the Consolidated Statement of Income. Ordinary retirements of utility plant, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized.

(h) Operating Revenues - IPC accrues revenues for services rendered but unbilled at month-end.

(i) Utility Fuel Cost Recovery - IPC's retail tariffs provide for subsequent adjustments to its electric and natural gas rates for changes in the cost of fuel, purchased energy and natural gas purchased for resale. Changes in the under/over collection of these costs are reflected in "Electric production fuels" and "Cost of gas sold" in the Consolidated Statement of Income. The cumulative effects are reflected on the Consolidated Balance Sheet as a current asset or current liability, pending automatic reflection in future billings to customers. Purchased-power capacity costs are not recovered from electric customers through energy adjustment clauses. Recovery of these costs must be addressed in base rates in a formal rate proceeding.

(j) Derivative Financial Instruments - IPC uses derivative financial instruments to hedge exposures to fluctuations in certain commodity prices. IPC does not use such instruments for speculative purposes. The fair value of all derivatives are recorded as assets or liabilities on the Consolidated Balance Sheet and gains and losses related to derivatives that are designated as, and qualify as hedges, are recognized in earnings when the underlying hedged item or physical transaction is recognized in income. Gains and losses related to derivatives that do not qualify for, or are not designated in hedge relationships, are recognized in earnings immediately. IPC has commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception in SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of SFAS 133." Based on this designation, these contracts are not accounted for as derivative instruments.

IPC is exposed to losses related to financial instruments in the event of counterparties' non-performance. IPC has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate its exposure to counterparty credit risk. IPC has replaced certain Enron Corporation contracts by entering into contracts with credit-worthy counterparties where deemed necessary. IPC is not aware of any material exposure to counterparty credit risk.

Refer to Note 9 for further discussion of IPC's derivative financial instruments.

(2)  LEASES
IPC's operating lease rental expenses for 2001 were $2.3 million. At December 31, 2001, IPC's future minimum lease payments were as follows (in thousands):

                                                                                                                   Present
                                                                                                     Less:       value of net
                                                                                                     amount        minimum
                                                                                                  representing  capital lease
                         2002        2003       2004     2005     2006   Thereafter     Total       interest       payments
                      ----------- ----------- --------- -------- ------- ------------ ----------- ------------- ---------------
Operating leases        $1,764.9    $1,519.3    $629.4    $10.8    $7.5    $135.0     $4,066.9         N/A             N/A
Capital leases              14.1        14.1      14.1     14.1     4.8      --           61.2         5.3            55.9


(3)  UTILITY ACCOUNTS RECEIVABLE
Utility customer accounts receivable, including unbilled revenues, arise primarily from the sale of electricity and natural gas. At December 31, 2001, IPC was serving a diversified base of residential, commercial and industrial customers and did not have any significant concentrations of credit risk.

Alliant Energy's utility subsidiaries participate in a combined accounts receivable sale program whereby IP&L and Wisconsin Power and Light Company (WP&L) may sell up to a combined maximum amount of $250 million (there are no individual limits) of their respective accounts receivable to a third-party financial institution on a limited recourse basis through wholly-owned and consolidated special purpose entities. Alliant Energy Corporate Services, Inc. (Corporate Services) acts as a collection agent for the buyer and receives a fee for collection services that approximates fair value. The agreement expires in April 2004 and is subject to annual renewal or renegotiation for a longer period thereafter. Under terms of the agreement, the third-party financial institution purchases the receivables initially for the face amount. On a monthly basis, this sales price is adjusted, resulting in payments to the third-party financial institution of an amount that varies based on interest rates and length of time the sold receivables remain outstanding. Collections on sold receivables are used to purchase additional receivables from the utility subsidiaries.

At December 31, 2001, IPC had sold $30 million of receivables. In 2001, IPC received approximately $230 million in aggregate proceeds from the sale of accounts receivable and paid fees associated with these sales of $0.6 million. IPC uses proceeds from the sale of accounts receivable and unbilled revenues to maintain flexibility in its capital structure, take advantage of favorable short-term rates and finance a portion of its long-term cash needs. IPC accounts for the sale of accounts receivable to the third-party financial institution as sales under SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Retained receivables are available to the third-party financial institution to pay any fees or expenses due it, and to absorb all credit losses incurred on any of the sold receivables.

(4)  INCOME TAXES
The components of income taxes for IPC for 2001 were as follows (in millions):

Current tax expense:
   Federal                                   $17.5
   State                                       3.0
Deferred tax benefit:
   Federal                                    (2.1)
   State                                      (0.7)
Amortization of investment tax credits        (1.0)
                                           --------
                                             $16.7
                                           ========

The overall effective income tax rate shown in the following table for 2001 was computed by dividing total income tax expense by income before income taxes.

Statutory federal income tax rate                                35.0%
    State income taxes, net of federal benefits                   3.5
    Effect of rate making on property related differences         3.1
    Amortization of investment tax credits                       (2.4)
    Adjustment of prior period taxes                             (0.9)
    Other items, net                                             (0.3)
                                                            -------------
Overall effective income tax rate                                38.0%
                                                            =============

The accumulated deferred income tax liabilities included on the Consolidated Balance Sheet at December 31, 2001 arise from the following temporary differences (in millions):

Property related                 $64.8
Other                             12.4
                               --------
                                 $77.2
                               ========

(5)  PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS
Substantially all of IPC's employees are covered by two non-contributory defined benefit pension plans. Benefits are based on the employees' years of service and compensation. IPC also provides certain postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants' contributions adjusted regularly and the life insurance plans are non-contributory.

The weighted-average assumptions at the measurement date of September 30, 2001, were as follows:

                                          Qualified         Other
                                           Pension     Postretirement
                                          Benefits        Benefits
                                        -------------- ----------------
Discount rate                               7.25%           7.25%
Expected return on plan assets               9%              9%
Rate of compensation increase               3.5%             N/A
Medical cost trend on covered charges:
   Initial trend rate                        N/A             12%
   Ultimate trend rate                       N/A             5%

The components of IPC's qualified pension benefits and other postretirement benefits costs for 2001 were as follows (in thousands):

                                          Qualified          Other
                                           Pension      Postretirement
                                           Benefits        Benefits
                                         -------------  ----------------
Service cost                                  $1,033             $529
Interest cost                                  2,491            2,856
Expected return on plan assets                (2,856)          (1,432)
Amortization of:
   Transition obligation                         154              827
   Prior service cost                            223             (224)
   Actuarial loss (gain)                          --              (91)
                                           -----------     -------------
                                              $1,045           $2,465
                                           ===========     =============

The pension benefit cost shown above (and in the following tables) represents only the pension benefit cost for bargaining unit employees of IPC covered under the bargaining unit pension plan that is sponsored by IPC. The benefit obligations and assets associated with IPC's non-bargaining employees who are participants in other Alliant Energy plans are reported in Alliant Energy's consolidated financial statements and are not reported above. The pension benefit cost for IPC's non-bargaining employees who are now participants in other Alliant Energy plans was $0.4 million for 2001. In addition, Corporate Services provides services to IPC. The allocated pension benefit costs associated with these services was $0.6 million for 2001. The other postretirement benefit cost shown above (and in the following tables) represents the other postretirement benefit cost for all IPC employees. The allocated other postretirement benefit cost associated with Corporate Services for IPC was $0.2 million for 2001.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 2001, holding all other assumptions constant, would have the following effects (in thousands):

                                                           1 Percent Increase       1 Percent Decrease
                                                           -------------------     ---------------------
Effect on total of service and interest cost components             $300                     ($300)
Effect on postretirement benefit obligation                       $4,000                   ($3,600)


A reconciliation of the funded status of IPC's plans to the amounts recognized on IPC's Consolidated Balance Sheet at December 31, 2001 was as follows (in thousands):


                                                      Qualified            Other
                                                       Pension         Postretirement
                                                       Benefits           Benefits
                                                     ------------     ----------------
Change in benefit obligation:
  Net benefit obligation at beginning of year          $30,344             $36,520
  Service cost                                           1,033                 529
  Interest cost                                          2,491               2,856
  Actuarial loss                                         4,081               9,163
  Gross benefits paid                                     (615)             (3,273)
                                                     ------------     ----------------
     Net benefit obligation at end of year              37,334              45,795
                                                     ------------     ----------------

Change in plan assets:
  Fair value of plan assets at beginning of year        31,971              23,283
  Actual return on plan assets                          (2,281)                541
  Employer contributions                                    --               2,605
  Gross benefits paid                                     (615)             (3,273)
                                                     ------------     ----------------
     Fair value of plan assets at end of year           29,075              23,156
                                                     ------------     ----------------

Funded status at end of year                            (8,259)            (22,639)
Unrecognized net actuarial loss                          7,143               8,083
Unrecognized prior service cost                          2,167                (448)
Unrecognized net transition obligation                     165               9,092
                                                     ------------     ----------------
     Net amount recognized at end of year               $1,216             ($5,912)
                                                     ============     ================

Amounts recognized on the Consolidated
  Balance Sheet consist of:
     Prepaid benefit cost                               $1,216                $774
     Accrued benefit cost                                   --              (6,686)
     Additional minimum liability                       (2,593)                 --
     Intangible asset                                    2,332                  --
     Accumulated other comprehensive loss                  261                  --
                                                     ------------     ----------------
     Net amount recognized at measurement date           1,216              (5,912)
                                                     ------------     ----------------

Contributions paid after 9/30 and prior to 12/31            --                 611
                                                     ------------     ----------------
     Net amount recognized at 12/31                     $1,216             ($5,301)
                                                     ============     ================


Alliant Energy sponsors several non-qualified pension plans that cover certain current and former key employees. The pension expense allocated to IPC for these plans was $0.8 million in 2001.

IPC has various life insurance policies that cover certain key employees and directors. At December 31, 2001, the cash surrender value of these investments was $2 million.

A significant number of IPC employees also participate in defined contribution pension plans (401(k) plans). IPC's contributions to the plans, which are based on the participants' level of contribution, were $0.6 million in 2001.

(6)  COMMON AND PREFERRED STOCK
(a) Common Stock - IP&L has common stock dividend restrictions based on its respective bond indentures and articles of incorporation, and restrictions on the payment of common stock dividends commonly found with preferred stock.
In addition, IP&L's ability to pay common stock dividends is restricted based on requirements associated with sinking funds.

(b) Preferred Stock - IP&L has outstanding 545,000 shares of 6.40%, $50 par value preferred stock with a final redemption date of May 1, 2022. Under the provisions of the mandatory sinking fund, beginning in 2003, IP&L is required to redeem annually $1.4 million, or 27,250 shares of the preferred stock.

The carrying value of IPC's cumulative preferred stock at December 31, 2001 was $36 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 2001 was $38 million.

(7)  DEBT
(a) Short-Term Debt - IPC participates in a utility money pool with IESU and WP&L, that is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowed amounts. Information regarding IPC's short-term debt for 2001 was as follows (dollars in millions):

At year end:
    Money pool borrowings                             $40.0
    Interest rate on money pool borrowings            2.37%

For the year ended:
    Average amount of short-term debt
        (based on daily outstanding balances)         $43.5
    Average interest rate on short-term debt          4.71%

(b) Long-Term Debt - IPC's First Mortgage Bonds are secured by substantially all of its utility plant. IPC's debt maturities for 2002 to 2006 are $0, $1 million, $0, $2.7 million and $0, respectively. The carrying value of IPC's long-term debt at December 31, 2001 was $166 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 2001 was $173 million.

(8)  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amount of IPC's current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. Since IPC is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of its financial instruments may not be realized by IPC's parent.

(9)  DERIVATIVE FINANCIAL INSTRUMENTS
(a) Accounting for Derivative Instruments and Hedging Activities - IPC records derivative instruments at fair value on the balance sheet as assets or liabilities and changes in the derivatives' fair values in earnings unless specific hedge accounting criteria are met. IPC's derivatives that were not designated in hedge relationships during 2001 included gas swaps and electricity price collars. Electricity price collars were used to manage utility energy costs during supply/demand imbalances. Due to the dollar-for-dollar fuel recovery mechanism in Iowa, changes in the fair value of these instruments are recorded in regulatory assets/liabilities.

(b) Weather Derivatives - Alliant Energy (on behalf of its utility subsidiaries) uses weather derivatives to reduce the impact of weather volatility on its natural gas sales volumes. In 2001, Alliant Energy entered into non-exchange traded options based on heating degree days in which Alliant Energy receives payment from the counterparty if actual heating degree days are less than the strike price in the contract. Alliant Energy paid premiums to enter into these contracts, which are amortized to expense over the contract period. Alliant Energy has used the intrinsic value method to account for these weather derivatives.

(10)  COMMITMENTS AND CONTINGENCIES
(a) Construction and Acquisition Program - IP&L currently anticipates 2002 construction and acquisition expenditures will be approximately $242 million. During 2003-2006, IP&L currently anticipates to spend approximately $1.2 billion for construction and acquisition expenditures. These amounts do not include any potential capital expenditures IP&L may make for its Power Iowa domestic generation program given the uncertainty of such investments, including if IP&L would own the generating plants or purchase the power from plants that were owned by an independent entity.

(b) Purchased-Power, Coal and Natural Gas Contracts - Alliant Energy, through its subsidiaries (Corporate Services, IESU, WP&L and IPC), has entered into purchased-power, coal and natural gas supply, transportation and storage contracts. Based on the System Coordination and Operating Agreement, Alliant Energy annually allocates purchased-power contracts to the individual utilities. Such process considers factors such as resource mix, load growth and resource availability. Refer to Note 14 for additional information.
Coal contract quantities are directly assigned to specific plants at the individual utilities based on various factors including projected heat input requirements, combustion compatibility and efficiency. However, for 2002-2006, system-wide contracts of $48.1 million (7.2 million tons), $50.0 million (7.6 million tons), $31.4 million (3.9 million tons), $22.8 million (2.7 million tons) and $8.2 million (0.9 million tons), respectively, have not yet been directly assigned to the individual utilities since the specific needs of each utility is not yet known. The natural gas supply commitments are all indexed-based. Alliant Energy expects to supplement its coal and natural gas supplies with spot market purchases as needed. The table includes commitments for "take or pay" contracts which result in dollar commitments with no associated megawatt-hours (MWhs), tons, or dekatherms
(Dths). At December 31, 2001, IPC's minimum commitments are as follows (dollars and Dths in millions; MWhs and tons in thousands):

                Purchased-power                  Coal                     Natural gas
            ------------------------    -----------------------    --------------------------
             Dollars        MWhs         Dollars       Tons          Dollars         Dths
            ----------    ----------    ----------   ----------    ------------    ----------
2002            $5.0           62           $7.5          722          $9.3            0.9
2003             3.1           61            6.4          616           4.4             --
2004             --            --            2.0          212           0.5             --
2005             --            --            2.0          203           --              --
2006             --            --             --           --           --              --


(c) Legal Proceedings - IPC is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, IPC believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(d) Environmental Liabilities - At December 31, 2001, IPC had recorded environmental liabilities and regulatory assets for manufactured gas plant
(MGP) sites of $15 million and $14 million, respectively. IPC has current or previous ownership interests in nine sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. IPC has received letters from state environmental agencies requiring no further action at one site. IPC is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

IPC records environmental liabilities based upon periodic studies, most recently updated in the third quarter of 2001, related to the MGP sites.
Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of all IPC's sites to be approximately $11 million to $19 million.

The MPUC allows the deferral of MGP-related costs applicable to the Minnesota sites and IPC has been successful in obtaining approval to recover such costs in rates in Minnesota. The IUB has permitted utilities to recover prudently incurred costs. Regulatory assets have been recorded by IPC which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, IPC believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations.

Settlement has been reached with all IPC's insurance carriers regarding reimbursement for its MGP-related costs. Insurance recoveries of $4.7 million were available at December 31, 2001. Pursuant to its applicable rate making treatment, IPC has recorded its recoveries in "Other long-term liabilities and deferred credits."

(11)  JOINTLY-OWNED ELECTRIC UTILITY PLANT
Under joint ownership agreements with other Iowa utilities, IPC has undivided ownership interests in jointly-owned electric generating stations. IPC also has joint ownership agreements related to transmission facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Information relative to IPC's ownership interest in these facilities at December 31, 2001 was as follows (dollars in millions):

                                                                   Accumulated     Construction
                          Fuel      Ownership       Plant in      Provision for      Work-In-
                          Type      Interest %      Service       Depreciation       Progress
                        -------------------------------------------------------------------------
   Neal Unit 4            Coal         21.5            $84.5           $56.8            $0.3
   Louisa Unit 1          Coal          4.0             24.9            14.1            --
                                                 ------------------------------------------------
                                                      $109.4           $70.9            $0.3
                                                 ================================================

(12)  SEGMENTS OF BUSINESS
IPC is a regulated domestic utility, serving customers in Iowa, Minnesota and Illinois, and is broken down into three segments: a) electric operations; b) gas operations; and c) other, which includes the unallocated portions of the utility business. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included in "Other." Intersegment revenues were not material to IPC's operations and there was no single customer whose revenues exceeded 10 percent or more of IPC's revenues. Certain financial information relating to IPC's significant business segments for 2001 was as follows (in millions):

                                                         Electric        Gas         Other        Total
                                                       -----------------------------------------------------
Operating revenues                                          $302.2       $60.7         $--          $362.9
Depreciation and amortization                                 35.0         3.0          --            38.0
Operating income                                              55.2         3.1          --            58.3
Interest expense, net of AFUDC                                                          15.1          15.1
Miscellaneous, net                                                                      (0.7)         (0.7)
Income tax expense                                                                      16.7          16.7
Net income                                                                              27.2          27.2
Preferred dividends                                                                      2.5           2.5
Earnings available for common stock                                                     24.7          24.7
Total assets                                                 561.1        72.1          24.6         657.8
Construction and acquisition expenditures                     51.9         4.1          --            56.0


(13)  SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                     Quarter Ended (a)
                                          ------------------------------------------------------------------------
                                              March 31         June 30          September 30       December 31
                                          ----------------- ---------------   ----------------- ------------------
                                                                       (in millions)
2001
----
  Operating revenues                            $103.4            $79.7               $99.0            $80.9
  Operating income                                 9.2             10.3                28.0             10.9
  Net income                                       3.0              4.0                14.0              6.2
  Earnings available for common stock              2.4              3.4                13.4              5.5


(a) Summation of the individual quarters may not equal annual totals due to rounding.

(14)  RELATED PARTY ISSUES
IPC, IESU and WP&L have entered into a System Coordination and Operating Agreement. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. In 2001, the sales amounts and purchases allocated to IPC were $14.4 million and $59.4 million, respectively. The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, IPC, IESU and WP&L are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to the three utilities in proportion to each utility's share of electric production at the time of the sale.

Pursuant to a service agreement approved by the SEC under PUHCA, IPC receives various administrative and general services from an affiliate, Corporate Services. These services are billed to IPC at cost based on payroll and other expenses incurred by Corporate Services for the benefit of IPC. These costs totaled $49.1 million for 2001 and consisted primarily of employee compensation, benefits and fees associated with various professional services. At December 31, 2001, IPC had an intercompany payable to Corporate Services of $12.5 million.

(15)  SUBSEQUENT EVENT
The merger of IPC with and into IESU was approved by their respective shareowners in April 2001 and by the SEC in October 2001. The merger was effective January 1, 2002 and IESU changed its name to IP&L. Each share of IPC common stock outstanding was cancelled without payment and each share of IPC preferred stock outstanding was cancelled and converted into the right to receive one share of a new class of IESU Class A preferred stock with substantially identical designations, rights and preferences as the previously outstanding IPC preferred stock. IPC and IESU were both wholly-owned operating subsidiaries of Alliant Energy. As such, the transaction was accounted for as a common control merger. The following illustrates the impact of the merger if it had occurred as of January 1, 2001 (in thousands):

                                              2001
                                           ----------
Operating revenues                         $1,316,250
Earnings available for common stock            94,656